Appendix A

This revised Appendix A to the Custodian Agreement dated October 1, 1999, between William Blair Funds and Investors Bank & Trust Company, is effective as of February 1, 2006.

William Blair Funds

•	Growth Fund

•	Ready Reserves Fund

•	Income Fund

•	International Growth Fund

•	Value Discovery Fund

•	Tax-Managed Growth Fund

•	Large Cap Growth Fund

•	Small Cap Growth Fund

•	Institutional International Growth Fund

•	Small-Mid Cap Growth Fund

•	International Equity Fund

•	Institutional International Equity Fund

•	Emerging Markets Growth Fund

•	International Small Cap Growth Fund

•	Mid Cap Growth Fund

WILLIAM BLAIR FUNDS

By:	/s/ Marco Hanig

Name:	Marco Hanig

Title:	President

INVESTORS BANK & TRUST

By:	/s/ Stephen DeSalvo

Name:	Stephen DeSalvo

Title:	Managing Director